CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated February 6, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A 33-49014 and 811-7044) of The Dreyfus Socially Responsible Growth Fund, Inc.

ERNST & YOUNG LLP

New York, New York
April 11, 2007